Exhibit 99
PRESS RELEASE

FOR IMMEDIATE RELEASE:	November 10, 2011
For Further Information:	Eloise L. Mackus, CEO
Phone: 330.576.1208
Fax: 330.666.7959
CENTRAL FEDERAL CORPORATION ANNOUNCES RESULTS FOR THE QUARTER AND
YEAR TO DATE PERIODS ENDED SEPTEMBER 30, 2011
Highlights
•	Nonperforming loans declined for the 5th consecutive quarter, and decreased 48% since December 31, 2010 and 51% since September 30, 2010.
•	Criticized and classified loans declined for the 5th consecutive quarter, and decreased 19% since December 31, 2010 and 24% since September 30, 2010.
•	The ratio of nonperforming loans to total loans improved to 3.19% at September 30, 2011, compared to 5.02% at December 31, 2010.
Fairlawn, Ohio — November 10, 2011 — Central Federal Corporation (Nasdaq: CFBK) announced a net loss of $435,000, or $(.13) per diluted common share, for the quarter ended September 30, 2011, compared to a net loss of $232,000, or $(.08) per diluted common share, for the quarter ended September 30, 2010.
For the nine months ended September 30, 2011, the net loss totaled $4.1 million, or $(1.06) per diluted common share, compared to a net loss of $5.9 million, or $(1.51) per diluted common share, for the nine months ended September 30, 2010.
The $203,000 increase in the net loss for the three months ended September 30, 2011 was primarily due to a $598,000 decrease in net interest income and an $81,000 decrease in noninterest income, partially offset by a $212,000 decrease in the provision for loan losses and a $226,000 decrease in noninterest expense, as compared to the three months ended September 30, 2010.
The $1.8 million decrease in the net loss for the nine months ended September 30, 2011 was primarily due to a $5.0 million decrease in the provision for loan losses, partially offset by a $1.6 million decrease in net interest income, a $586,000 decrease in noninterest income and a $1.2 million increase in foreclosed assets expense, as compared to the nine months ended September 30, 2010.
Management’s ongoing assessment of CFBank’s loan portfolio resulted in a decrease of $212,000 and $5.0 million, respectively, in the provision for loan losses during the quarter and nine months ended September 30, 2011, compared to the same periods last year. The decrease in the provision for both current year periods was due to a significant decrease in nonperforming loans, classified and criticized loans and overall loan portfolio balances since the beginning of the year. Nonperforming loans decreased $4.8 million, or 47.5%, and totaled $5.3 million at September 30, 2011, compared to $10.1 million at December 31, 2010. The ratio of nonperforming loans to total loans improved to 3.19% at September 30, 2011, compared to 5.02% at December 31, 2010. Criticized and classified loans decreased $9.6 million, or 19.4%, and totaled $40.0 million at September 30, 2011, compared to $49.6 million at December 31, 2010. Overall loan portfolio balances decreased $35.1 million, or 17.5%, during the nine months ended September 30, 2011. The ratio of the allowance for loan losses (ALLL) to total loans was 4.20% at September 30, 2011, compared to 4.87% at December 31, 2010.

Eloise L. Mackus, CEO, commented, “We are pleased that the levels of nonperforming loans and criticized and classified loans have improved in each of the last five quarters. These balances have decreased by 51% and 29%, respectively, since we began our workout efforts in June of 2010. This continued improvement is a result of the hard work and determination of the CFBank team. We remain focused on continuing to improve our asset quality.”
Net interest income decreased $598,000 and $1.6 million, respectively, for the three and nine months ended September 30, 2011, compared to the prior year periods. The decrease was due to lower margins in both current year periods. Net interest margin totaled 2.36% for the quarter ended September 30, 2011, compared to 3.12% for the quarter ended September 30, 2010. Net interest margin totaled 2.49% for the nine months ended September 30, 2011, compared to 3.25% for the nine months ended September 30, 2010. The decrease in net interest margin during the three and nine month periods ended September 30, 2011 was due to an increase in on-balance-sheet liquidity and a decrease in the average balance of loans outstanding, partially offset by a decrease in funding costs. See the section titled “Net interest income” for additional details. The increase in on-balance-sheet liquidity resulted from the average balance of cash and cash equivalents, which was invested in low-yielding overnight investments for liquidity purposes, increasing $30.5 million and $35.8 million, respectively, during the three and nine months ended September 30, 2011. The high level of on-balance-sheet liquidity was in response to uncertain regulatory conditions. As a result of the losses suffered in 2009, 2010 and the first quarter of 2011, management was concerned that CFBank would be restricted from accepting or renewing brokered deposits, in addition to other regulatory restrictions. CFBank moved aggressively in 2011, prior to entering into the CFBank Order to Cease and Desist (the CFBank Order) with regulators in May 2011, to build liquidity to deal with potential retail deposit outflows and potential decreased borrowing capacity from the Federal Home Loan Bank (FHLB) and the Federal Reserve Bank. The decrease in average loan balances of $44.4 million and $44.5 million, respectively, during the three and nine months ended September 30, 2011 compared to the prior year periods, resulted from a slowdown in new lending to increase our capital ratios and, since receipt of the CFBank Order, to comply with lending restrictions.
Noninterest income decreased $81,000 and $586,000, respectively, for the three and nine months ended September 30, 2011, compared to the prior year periods. The decrease for the three and nine months ended September 30, 2011 was due to lower gains on sales of loans. Net gains on sales of loans decreased $86,000 and $353,000, respectively, for the three and nine months ended September 30, 2011, compared to the prior year periods, primarily due to lower mortgage loan originations and, consequently, fewer loan sales in the current year periods. Additionally, net gains on sales of securities decreased $236,000 for the nine months ended September 30, 2011, compared to the prior year period. The decrease was primarily related to a lower balance of securities sold in the current year period. The gains on sales positively impacted CFBank’s core capital ratio and total risk-based capital ratio in both periods. Securities sold in 2010 were primarily 20% risk-weighted assets which were reinvested in 0% risk-weighted assets to improve CFBank’s total risk-based capital ratio.
Noninterest expense decreased $226,000, or 10.2%, and totaled $2.0 million for the third quarter of 2011, compared to $2.2 million for the third quarter of 2010. The decrease in noninterest expense during the three months ended September 30, 2011 was primarily due to decreases in salaries and employee benefits and professional fees.

Noninterest expense increased $1.0 million, or 15.9%, and totaled $7.4 million for the nine months ended September 30, 2011, compared to $6.4 million for the nine months ended September 30, 2010. The increase in noninterest expense during the nine months ended September 30, 2011 was primarily due to a $1.2 million increase in foreclosed assets expense as a result of a $1.1 million charge related to approximately 42 acres of undeveloped land located in Columbus, Ohio held in foreclosed assets. A revaluation of this property during the quarter ended June 30, 2011 evidenced a decline in value, which resulted in the charge.
The Company announced the terms of a proposed registered common stock offering of up to $30.0 million, consisting of a $25.0 million rights offering and a $5.0 offering to a group of standby purchasers, on August 9, 2011. Under the terms of the rights offering, all record holders of the Company’s common stock as of a date to be determined will receive, at no charge, one subscription right for each share of common stock held as of the record date. Each subscription right will entitle the holder of the right to purchase 6.0480 shares of Company common stock at a subscription price of $1.00 per share. The rights offering will commence as soon as practicable following Securities and Exchange Commission (SEC) review of the registration statement relating to the offering. Any shares not subscribed for in the rights offering may be offered in a public offering. In addition, for each four shares of common stock purchased, purchasers will receive, at no charge, one warrant to purchase one additional share of common stock at a purchase price of $1.00 per share. The warrants will be exercisable for three years. The Company has separately entered into a series of standby purchase agreements with a group of investors led by Timothy T. O’Dell, Thad R. Perry and Robert E. Hoeweler. Under the standby purchase agreements the standby purchasers will acquire 5.0 million shares of Company common stock at a price of $1.00 per share and receive warrants with the same terms and conditions as all purchasers in the rights offering. The standby purchasers have conditioned their purchase of shares of common stock upon the receipt by the Company of at least $16.5 million in net proceeds from the rights offering. The registration statement is on file with the SEC, but is not yet effective. The record date for determining stockholders entitled to participate in the rights offering has not yet been set.
Jerry F. Whitmer, Chairman of the Board, added, “We were pleased with the recent affirmative vote of our stockholders to pave the way for completing our common stock offering of up to $30.0 million. We believe this level of capital will satisfy our regulatory capital requirements. We believe that the capital infusion, along with the addition of new management and board depth, will enable the Company to deliver significantly improved financial results going forward.”
Net interest income
Net interest income totaled $1.5 million for the quarter ended September 30, 2011 and decreased $598,000, or 29.1%, compared to $2.1 million for the quarter ended September 30, 2010. The margin decreased 76 basis points (bp) to 2.36% in the third quarter of 2011, compared to 3.12% in the third quarter of 2010. The decrease in margin was due to a larger decrease in the yield on interest-earning assets than in the cost of interest-bearing liabilities. The average yield on interest-earning assets decreased 93 bp and the average cost of interest-bearing liabilities decreased 18 bp in the quarter ended September 30, 2011, compared to the quarter ended September 30, 2010. The average yield on interest-earning assets decreased due to a decrease in both the average loan and securities balances, and a decrease in the average yield on these assets, in addition to an increase in average other earning asset balances, primarily cash, which provide lower yields than loans. The average cost of interest-bearing liabilities decreased due to the sustained low market interest rate environment and reduced deposit pricing in the current year quarter.
Interest income totaled $2.3 million and decreased $766,000, or 25.1%, for the quarter ended September 30, 2011, compared to $3.1 million for the quarter ended September 30, 2010. The decrease in interest income was primarily due to a decrease in income on loans.

Interest expense decreased $168,000, or 16.8%, to $833,000 for the third quarter of 2011, compared to $1.0 million in the third quarter of 2010. The decrease in interest expense resulted from lower deposit and borrowing costs, and a decrease in the average balance of deposits and borrowings.
Net interest income totaled $4.8 million for the nine months ended September 30, 2011 and decreased $1.6 million, or 25.3%, compared to $6.5 million for the nine months ended September 30, 2010. Net interest margin decreased 76 bp to 2.49% for the nine months ended September 30, 2011, compared to 3.25% for the nine months ended September 30, 2010. The decrease in margin was due to a larger decrease in the yield on interest-earning assets than in the cost of interest-bearing liabilities. The average yield on interest-earning assets decreased 100 bp, while the average cost of interest-bearing liabilities decreased 31 bp for the nine months ended September 30, 2011, compared to the nine months ended September 30, 2010. The average yield on interest-earning assets decreased due to a decrease in average loan balances and the average yield on loans, and an increase in average securities and other earning asset balances, primarily cash, which provide lower yields than loans. The average cost of interest-bearing liabilities decreased due to the sustained low market interest rate environment and reduced deposit pricing in the current year period.
Interest income totaled $7.5 million and decreased $2.2 million, or 22.7%, for the nine months ended September 30, 2011, compared to $9.7 million for the nine months ended September 30, 2010. The decrease in interest income was primarily due to a decrease in income on loans and securities, partially offset by an increase in interest income on other interest earning assets.
Interest expense decreased $569,000, or 17.5%, to $2.7 million for the nine months ended September 30, 2011, compared to $3.2 million in the nine months ended September 30, 2010. The decrease in interest expense resulted from lower deposit and borrowing costs and a decrease in the average balance of borrowings outstanding, partially offset by an increase in the average balance of deposits.
Provision for loan losses
The provision for loan losses totaled $405,000 for the quarter ended September 30, 2011, and decreased $212,000 compared to $617,000 for the quarter ended September 30, 2010. The provision for loan losses totaled $2.3 million for the nine months ended September 30, 2011, and decreased $5.0 million compared to $7.3 million for the nine months ended September 30, 2010. The decrease in the provision for loan losses for the three and nine months ended September 30, 2011 was due to a 50.5% decrease in nonperforming loans, a 24.0% decrease in classified and criticized loans and a 22.5% decrease in overall loan portfolio balances compared to balances at September 30, 2010.
Nonperforming loans, which are nonaccrual loans and loans at least 90 days past due but still accruing interest, decreased $4.8 million, or 47.5%, and totaled $5.3 million at September 30, 2011, compared to $10.1 million at December 31, 2010. The decrease in nonperforming loans was primarily due to $5.4 million in loan charge-offs, and, to a lesser extent, loan payments and proceeds from the sale of the underlying collateral of various loans, partially offset by $3.1 million in additional loans that became nonperforming during 2011. The $3.1 million in loans that became nonperforming during 2011 were primarily related to one multi-family loan relationship which totaled $2.4 million at September 30, 2011. The ratio of nonperforming loans to total loans improved to 3.19% at September 30, 2011, compared to 5.02% at December 31, 2010.

Nonaccrual loans include some loans that were modified and identified as troubled debt restructurings (TDRs), where concessions had been granted to borrowers experiencing financial difficulties. These concessions could have included a reduction in the interest rate, payment extensions, principal forgiveness and other actions intended to maximize collection. TDRs included in nonaccrual loans totaled $992,000 at September 30, 2011 and $4.5 million at December 31, 2010. The decrease in TDRs included in nonaccrual loans was primarily due to write-offs and repayments with proceeds from sales of collateral underlying the loans.
Nonaccrual loans at September 30, 2011 and December 31, 2010 do not include $6.0 million and $839,000, respectively, of TDRs where customers have established a sustained period of repayment performance, generally six months, the loans are current according to their modified terms and repayment of the remaining contractual payments is expected. These loans are included in total impaired loans.
Individually impaired loans totaled $10.5 million at September 30, 2011 and decreased $245,000, or 2.3%, from $10.7 million at December 31, 2010. The decrease was primarily due to loan charge-offs, which totaled $5.4 million during the nine months ended September 30, 2011, partially offset by loans totaling $4.8 million classified as TDRs as a result of implementing Accounting Standards Update (ASU) No. 2011-02, Receivables (ASC 310), A Creditor’s Determination of Whether a Restructuring is a Troubled Debt Restructuring. The ASU required a review of all loan modifications performed since January 1, 2011 and, if such loans were determined to be a TDR under the guidance, they were recorded as such at September 30, 2011. All of the $4.8 million in loans classified as TDRs were performing according to the terms of the restructured agreements at September 30, 2011 and none of the loans was nonaccrual.
The level of CFBank’s criticized and classified assets continues to be negatively impacted by the increasing duration and lingering nature of the current recessionary economic environment and its continued detrimental effects on our borrowers, including deterioration in client business performance, declines in borrowers’ cash flows and lower collateral values. Despite these issues, significant progress has been made. Loans classified as special mention totaled $17.8 million at September 30, 2011, and decreased $3.2 million, or 15.1%, compared to $21.0 million at December 31, 2010. Loans classified as substandard totaled $22.2 million at September 30, 2011, and decreased $6.4 million, or 22.5%, compared to $28.6 million at December 31, 2010. No loans were classified doubtful or loss at either date. The decrease in loans classified as special mention and substandard was due to charge-offs of $5.4 million and, to a lesser extent, principal repayments and payoffs since December 31, 2010.
Noninterest income
Noninterest income for the quarter ended September 30, 2011 totaled $506,000 and decreased $81,000, compared to the quarter ended September 30, 2010. The decrease was primarily due to an $86,000 decline in net gains on sales of loans in the current year quarter.
Noninterest income for the nine months ended September 30, 2011 totaled $804,000 and decreased $586,000, compared to $1.4 million for the nine months ended September 30, 2010. The decrease was due to a $353,000 decrease in net gains on sales of loans and a $236,000 decrease in gains on sales of securities in the current year period.
Net gains on sales of loans totaled $158,000 for the third quarter of 2011 and decreased $86,000, or 35.2%, compared to $244,000 for the third quarter of 2010. Net gains on sales of loans totaled $222,000 for the nine months ended September 30, 2011 and decreased $353,000, or 61.4%, compared to $575,000 for the nine months ended September 30, 2010. The decrease in net gains on sales of loans in the current year periods was due to lower mortgage loan originations, and, consequently, fewer loan sales, partially offset by higher fees on sales than in the prior year periods.

Originations totaled $8.6 million for the quarter ended September 30, 2011 and decreased $13.5 million, or 61.1%, compared to $22.1 million in the prior year quarter. Originations totaled $27.6 million for the nine months ended September 30, 2011 and decreased $29.5 million, or 51.7%, compared to $57.1 million in the prior year period. The decrease in originations was partially due to having five fewer mortgage loan originators in the current year periods. The number of originators decreased as a result of attrition and termination of originators with low production. Additionally, the First-Time Home Buyer Credit, which was extended for purchases made through April 30, 2010 by The Worker, Homeownership and Business Assistance Act of 2009, positively impacted originations in the nine months ended September 30, 2010.
Gross fees earned on loan sales totaled 2.44% of loans originated for the quarter ended September 30, 2011, compared to 2.05% in the prior year quarter. Gross fees earned on loan sales totaled 1.87% of loans originated for the nine months ended September 30, 2011, compared to 1.82% for the nine months ended September 30, 2010. The increase in gross fees earned on loan sales was due to a change in pricing strategies implemented in the second quarter of 2011.
Gains on sales of securities totaled $232,000 for the nine months ended September 30, 2011 and decreased $236,000, compared to $468,000 for the nine months ended September 30, 2010. The decrease in gains on sale of securities was primarily related to a $7.2 million decline in securities sold. During the nine months ended September 30, 2011 securities sold totaled $6.4 million, compared to $13.6 million for the nine months ended September 30, 2010. The gains on sales positively impacted CFBank’s core capital ratio and total risk-based capital ratio in both periods. Securities sold in 2010 were primarily 20% risk-weighted assets which were reinvested in 0% risk-weighted assets to improve CFBank’s total risk-based capital ratio.
Noninterest expense
Noninterest expense decreased $226,000, or 10.2%, and totaled $2.0 million for the third quarter of 2011, compared to $2.2 million for the third quarter of 2010. The decrease in noninterest expense during the three months ended September 30, 2011 was primarily due to decreases in salaries and employee benefits and professional fees.
Salaries and employee benefits decreased $109,000, or 9.8%, and totaled $1.0 million for the three months ended September 30, 2011, compared to $1.1 million in the prior year quarter. The decrease was primarily related to lower compensation cost due to lower staffing levels in the current year quarter.
Professional fees decreased $128,000, or 42.0%, and totaled $177,000 for the three months ended September 30, 2011, compared to $305,000 for the three months ended September 30, 2010. The decrease was due to lower loan related legal expense due to a decline in nonperforming loans, lower professional fees due to the use of two independent loan reviews to assess credit quality upon the change in management in 2010 with a lower expense related to recurring semi-annual loan reviews in the current period, and a decrease in audit and accounting fees.
Noninterest expense increased $1.0 million, or 15.9%, and totaled $7.4 million for the nine months ended September 30, 2011, compared to $6.4 million for the nine months ended September 30, 2010. Noninterest expense for the nine months ended September 30, 2011 included a $1.2 million increase in foreclosed assets expense due primarily to a $1.1 million charge related to a commercial real estate property held in foreclosed assets, as discussed previously.

The ratio of noninterest expense to average assets improved to 2.99% for the quarter ended September 30, 2011, compared to 3.09% for the quarter ended September 30, 2010. The ratio of noninterest expense to average assets increased to 3.55% for the nine months ended September 30, 2011, compared to 2.99% for the nine months ended September 30, 2010. The ratio of noninterest expense to average assets for the nine months ended September 30, 2011 was significantly impacted by the $1.1 million charge on foreclosed assets.
The efficiency ratio increased to 114.55% for the quarter ended September 30, 2011, compared to 91.51% for the quarter ended September 30, 2010. The efficiency ratio increased to 116.15% for the nine months ended September 30, 2011, compared to 86.56% for the nine months ended September 30, 2010. The increase in the efficiency ratio for the quarter and nine months ended September 30, 2011 was due to a decrease in net interest income and noninterest income in the current year periods.
Balance sheet activity
Assets totaled $265.4 million at September 30, 2011 and decreased $9.8 million, or 3.6%, from $275.2 million at December 31, 2010. The decrease was due to a $32.3 million decrease in net loan balances and an $8.8 million decrease in securities available for sale, partially offset by a $29.5 million increase in cash and cash equivalents and a $2.0 million increase in interest-bearing deposits in other financial institutions.
Cash and cash equivalents totaled $63.8 million at September 30, 2011 and increased $29.5 million, or 86.2%, from $34.3 million at December 31, 2010. The increase in cash and cash equivalents was a result of building on-balance-sheet liquidity. The increase in liquidity was primarily due to cash flows from the securities portfolio through sales, scheduled maturities and repayments, and cash flows from the loan portfolio which were not redeployed into new loan originations. The increase in liquidity had a negative impact on net interest margin because the yield on cash and cash equivalents was significantly less than the yield on securities and loans.
Interest-bearing deposits in other financial institutions totaled $2.0 million at September 30, 2011. These deposits represent investments in certificates of deposit held at other financial institutions that are fully insured by the Federal Deposit Insurance Corporation (FDIC). The investments have a weighted average yield of 1.16% and were made to enhance the yield on earning assets compared to investing these funds in short-term federal funds sold earning 0.25%. There were no interest-bearing deposits in other financial institutions at December 31, 2010.
Securities available for sale totaled $20.0 million at September 30, 2011 and decreased $8.8 million, or 30.5%, compared to $28.8 million at December 31, 2010. The decrease was due to sales and scheduled maturities and repayments in excess of purchases during the current year period as management acted to increase liquidity, as discussed previously.
Net loans totaled $158.5 million at September 30, 2011 and decreased $32.3 million, or 16.9%, from $190.8 million at December 31, 2010. The decrease was primarily due to lower commercial, multi-family residential, commercial real estate and single-family residential loan balances and, to a lesser extent, lower consumer loan balances. Commercial, commercial real estate and multi-family loans, including related construction loans decreased $26.9 million, or 17.2%, and totaled $129.9 million at September 30, 2011. The decrease was primarily in commercial real estate loan balances, including related construction loans, which decreased $11.3 million, or 13.5%, due to principal repayments and payoffs in excess of current year originations and $1.9 million in charge-offs related to three borrowers. Construction loans on commercial real estate properties, which totaled $2.6 million at December 31, 2010, were converted to permanent loans on the related commercial real estate properties in 2011. Commercial loans decreased by $9.4 million, or 24.7%, due to principal repayments and payoffs in excess of current year originations and $1.1 million in charge-offs related to two borrowers. Multi-family residential loans decreased by $6.2 million, or 17.6%, primarily related to principal repayments and payoffs in excess of current year originations and $2.1 million in charge-offs related to two borrowers. Single-family residential mortgage loans, including related construction loans totaled $18.9 million at September 30, 2011 and decreased $6.7 million, or 26.1%, from $25.6 million at December 31, 2010. The decrease in mortgage loans was due to current period principal repayments and payoffs in excess of loans originated for portfolio. Construction loans on single-family residential properties, which totaled $2.3 million at December 31, 2010, were either converted to permanent mortgages on the related single-family residential properties or repaid in 2011. Consumer loans totaled $16.7 million at September 30, 2011 and decreased $1.5 million, or 8.0%, due to repayments of auto loans and home equity lines of credit.
The ALLL totaled $7.0 million at September 30, 2011 and decreased $2.8 million, or 28.7%, from $9.8 million at December 31, 2010. The decrease in the ALLL was due to a 17.5% decrease in overall loan balances, the charge-off of certain nonperforming loans, a 47.5% decrease in nonperforming loans and a 19.4% decrease in criticized and classified loans during the nine months ended September 30, 2011. The ratio of the ALLL to total loans was 4.20% at September 30, 2011, compared to 4.87% at December 31, 2010.
Foreclosed assets totaled $2.4 million at September 30, 2011 and decreased $2.1 million, or 47.4%, from $4.5 million at December 30, 2010. The decrease was due to the sale of $1.0 million in inventory from a jewelry manufacturer that had been foreclosed in December 2010, which resulted in no additional loss, and a $1.1 million charge to foreclosed asset expense related to a commercial real estate property, as described previously. There were no assets acquired by CFBank through foreclosure during the nine months ended September 30, 2011.
Deposits totaled $226.7 million at September 30, 2011 and decreased $637,000, or .3%, from $227.4 million at December 31, 2010. The decrease was primarily due to a $14.0 million decrease in money market account balances, partially offset by an $8.9 million increase in certificate of deposit account balances, a $3.1 million increase in interest bearing checking account balances and a $1.6 million increase in savings balances.
Money market account balances totaled $42.9 million at September 30, 2011 and decreased $13.9 million, or 24.6%, from $56.8 million at December 31, 2010. The decrease was due to customers seeking higher yields than management was willing to offer on these short-term funds, based on asset/liability management strategies.
Certificate of deposit account balances increased $8.9 million during the nine months ended September 30, 2011 due to a $20.5 million increase in retail deposit accounts, partially offset by an $11.6 million decrease in brokered deposits. Retail certificate of deposit account balances increased primarily due to competitive pricing strategies related to accounts with maturities of two years and longer. The increase in retail certificate of deposit account balances during the nine months ended September 30, 2011 increased the weighted average maturity of total certificate of deposit accounts from 16 months at December 31, 2010 to 21 months at September 30, 2011. Due to the low market interest rate environment, we were able to extend these maturities without increasing the weighted average cost of certificates of deposit, which was 1.70% at both September 30, 2011 and December 31, 2010.
Long-term FHLB advances totaled $15.7 million at September 30, 2011 and decreased $8.2 million, or 34.3%, from $23.9 million at December 31, 2010 due to repayment of maturing advances. The advances were repaid with the increase in cash and cash equivalents in accordance with the Company’s liquidity management program in order to maintain borrowing capacity with the FHLB.

Stockholders’ equity totaled $11.4 million at September 30, 2011 and decreased $4.6 million, or 28.5%, from $16.0 million at December 31, 2010. The decrease was due to the $4.1 million net loss, $317,000 in preferred stock dividends accrued but not paid and accretion of discount on preferred stock related to the Troubled Asset Relief Program (TARP) Capital Purchase Program, and a $246,000 decrease in unrealized gains in the securities portfolio.
With the capital provided by the TARP Capital Purchase Program, we have continued to make financing available to businesses and consumers in our market areas. Since receipt of $7.2 million in TARP Capital Purchase Program proceeds in December 2008 and through September 30, 2011, we have originated or renewed $243.0 million in loans.
About Central Federal Corporation and CFBank
Central Federal Corporation is the holding company for CFBank, a federally chartered savings association formed in Ohio in 1892. CFBank has four full-service banking offices in Fairlawn, Calcutta, Wellsville and Worthington, Ohio. Additional information about CFBank’s banking services and the Company is available at www.CFBankOnline.com.
Forward-Looking Information
Statements in this earnings release and in other communications by the Company that are not statements of historical fact are forward-looking statements which are made in good faith by us pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to: (1) projections of revenues, income or loss, earnings or loss per common share, capital structure and other financial items; (2) plans and objectives of the Company, management or Boards of Directors; (3) statements regarding future events, actions or economic performance; and (4) statements of assumptions underlying such statements. Words such as “estimate,” “strategy,” “may,” “believe,” “anticipate,” “expect,” “predict,” “will,” “intend,” “plan,” “targeted,” and the negative of these terms, or similar expressions, are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Various risks and uncertainties may cause actual results to differ materially from those indicated by our forward-looking statements. The following factors could cause such differences:
•	a continuation of current high unemployment rates and difficult economic conditions or adverse changes in general economic conditions and economic conditions in the markets we serve, any of which may affect, among other things, our level of nonperforming assets, charge-offs and provision for loan loss expense;
•	changes in interest rates that may reduce net interest margin and impact funding sources;
•	our ability to maintain sufficient liquidity to continue to fund our operations;
•	changes in market rates and prices, including real estate values, which may adversely impact the value of financial products including securities, loans and deposits;
•	the possibility of other-than-temporary impairment of securities held in CFBank’s securities portfolio;
•	results of examinations of the Holding Company and CFBank by the regulators, including the possibility that the regulators may, among other things, require CFBank to increase its ALLL or write down assets;
•	our ability to meet the requirements of the Holding Company and CFBank Cease and Desist Orders issued by regulators;

•	the uncertainties arising from the Company’s participation in the TARP Capital Purchase Program, including the impacts on employee recruitment and retention and other business and practices, and uncertainties concerning the potential redemption by us of the United States Department of the Treasury’s preferred stock investment under the program, including the timing of, regulatory approvals for, and conditions placed upon, any such redemption;
•	changes in tax laws, rules and regulations;
•	various monetary and fiscal policies and regulations, including those determined by the Federal Reserve Board, the FDIC and the Office of the Comptroller of the Currency;
•	competition with other local and regional commercial banks, savings banks, credit unions and other non-bank financial institutions;
•	our ability to grow our core businesses;
•	technological factors which may affect our operations, pricing, products and services;
•	unanticipated litigation, claims or assessments; and
•	management’s ability to manage these and other risks.
Forward-looking statements are not guarantees of performance or results. A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. The Company believes it has chosen these assumptions or bases in good faith and that they are reasonable. We caution you, however, that assumptions or bases almost always vary from actual results, and the differences between assumptions or bases and actual results can be material. The forward-looking statements included in this report speak only as of the date of the report. We undertake no obligation to publicly release revisions to any forward-looking statements to reflect events or circumstances after the date of such statements, except to the extent required by law.

Consolidated Statements of Operations
($ in thousands, except share data)
(unaudited)

	Three months ended			Nine months ended
	September 30,			September 30,
	2011	2010	% change	2011	2010	% change
Total interest income	$2,291	$3,057	-25%	$7,508	$9,711	-23%
Total interest expense	833	1,001	-17%	2,676	3,245	-18%

Net interest income	1,458	2,056	-29%	4,832	6,466	-25%

Provision for loan losses	405	617	-34%	2,256	7,303	-69%

Net interest income (loss) after provision for loan losses	1,053	1,439	-27%	2,576	(837)	n/m

Noninterest income
Service charges on deposit accounts	69	81	-15%	199	225	-12%
Net gains on sales of loans	158	244	-35%	222	575	-61%
Net gains on sales of securities	232	228	2%	232	468	-50%
Other	47	34	38%	151	122	24%

Noninterest income	506	587	-14%	804	1,390	-42%

Noninterest expense
Salaries and employee benefits	1,004	1,113	-10%	3,078	3,226	-5%
Occupancy and equipment	64	47	36%	218	160	36%
Data processing	142	150	-5%	431	469	-8%
Franchise taxes	63	75	-16%	193	253	-24%
Professional fees	177	305	-42%	736	783	-6%
Director fees	44	45	-2%	135	97	39%
Postage, printing and supplies	20	24	-17%	107	126	-15%
Advertising and promotion	10	30	-67%	34	85	-60%
Telephone	17	28	-39%	57	79	-28%
Loan expenses	9	12	-25%	39	55	-29%
Foreclosed assets, net	—	—	n/m	1,185	1	n/m
Depreciation	93	126	-26%	311	390	-20%
FDIC premiums	177	170	4%	527	420	25%
Amortization of intangibles	10	10	0%	30	30	0%
Regulatory assessment	46	37	24%	121	82	48%
Other insurance	42	17	147%	93	47	98%
Other	76	31	145%	151	122	24%

Noninterest expense	1,994	2,220	-10%	7,446	6,425	16%

Loss before income taxes	(435)	(194)	124%	(4,066)	(5,872)	-31%
Income tax expense	—	38	n/m	—	8	n/m

Net loss	$(435)	$(232)	88%	$(4,066)	$(5,880)	-31%

Net loss attributable to common stockholders	$(542)	$(335)	62%	$(4,383)	$(6,187)	-29%

Share Data
Basic loss per common share	$(0.13)	$(0.08)	62%	$(1.06)	$(1.51)	-30%
Diluted loss per common share	$(0.13)	$(0.08)	62%	$(1.06)	$(1.51)	-30%
Average common shares outstanding — basic	4,104,320	4,092,908		4,101,328	4,094,698
Average common shares outstanding — diluted	4,104,320	4,092,908		4,101,328	4,094,698

n/m —	not meaningful

Consolidated Statements of Financial Condition
($ in thousands)
(unaudited)

	September 30,	June 30,	March 31,	December 31,	September 30,
	2011	2011	2011	2010	2010
Assets
Cash and cash equivalents	$63,816	$60,436	$69,558	$34,275	$34,015
Interest-bearing deposits in other financial institutions	1,984	—	—	—	—
Securities available for sale	20,024	27,333	25,896	28,798	29,501
Loans held for sale	2,262	1,810	1,361	1,953	1,875
Loans	165,451	179,532	188,389	200,525	213,509
Less ALLL	(6,955)	(8,050)	(9,417)	(9,758)	(10,057)

Loans, net	158,496	171,482	178,972	190,767	203,452
FHLB stock	1,942	1,942	1,942	1,942	1,942
Loan servicing rights	37	47	54	57	63
Foreclosed assets, net	2,370	2,370	3,509	4,509	2,348
Premises and equipment, net	5,758	5,851	5,903	6,016	6,661
Assets held for sale	—	—	535	535	—
Other intangible assets	99	109	119	129	139
Bank owned life insurance	4,239	4,208	4,175	4,143	4,111
Accrued interest receivable and other assets	4,361	2,202	2,082	2,108	2,845

Total assets	$265,388	$277,790	$294,106	$275,232	$286,952

Liabilities and Stockholders’ Equity
Deposits
Noninterest bearing	$20,116	$19,638	$18,886	$20,392	$20,337
Interest bearing	206,628	218,585	229,999	206,989	217,390

Total deposits	226,744	238,223	248,885	227,381	237,727
Long-term FHLB advances	15,742	18,742	21,742	23,942	23,942
Other borrowings	—	—	1,500	—	—
Advances by borrowers for taxes and insurance	49	79	141	213	93
Accrued interest payable and other liabilities	6,267	3,309	2,552	2,552	3,484
Subordinated debentures	5,155	5,155	5,155	5,155	5,155

Total liabilities	253,957	265,508	279,975	259,243	270,401

Stockholders’ equity	11,431	12,282	14,131	15,989	16,551

Total liabilities and stockholders’ equity	$265,388	$277,790	$294,106	$275,232	$286,952

Consolidated Financial Highlights
($ in thousands except per share data)
(unaudited)

	At or for the three months ended					At or for the nine months ended
	September 30,	June 30,	March 31,	December 31,	September 30,	September 30,
	2011	2011	2011	2010	2010	2011	2010
Earnings (loss)
Net interest income	$1,458	$1,635	$1,739	$1,968	$2,056	$4,832	$6,466
Provision for loan losses	$405	$432	$1,419	$1,165	$617	$2,256	$7,303
Noninterest income	$506	$142	$156	$404	$587	$804	$1,390
Noninterest expense	$1,994	$3,262	$2,190	$2,007	$2,220	$7,446	$6,425
Net loss	$(435)	$(1,917)	$(1,714)	$(990)	$(232)	$(4,066)	$(5,880)
Net loss attributable to common stockholders	$(542)	$(2,023)	$(1,818)	$(1,093)	$(335)	$(4,383)	$(6,187)
Basic loss per common share	$(0.13)	$(0.49)	$(0.44)	$(0.26)	$(0.08)	$(1.06)	$(1.51)
Diluted loss per common share	$(0.13)	$(0.49)	$(0.44)	$(0.26)	$(0.08)	$(1.06)	$(1.51)

Performance Ratios (annualized)
Return on average assets	(0.65%)	(2.69%)	(2.39%)	(1.41%)	(0.32%)	(1.94%)	(2.74%)
Return on average equity	(14.73%)	(58.14%)	(45.57%)	(24.31%)	(5.52%)	(40.61%)	(38.50%)
Average yield on interest-earning assets	3.71%	3.83%	4.07%	4.45%	4.64%	3.87%	4.87%
Average rate paid on interest-bearing liabilities	1.44%	1.50%	1.46%	1.56%	1.62%	1.47%	1.78%
Average interest rate spread	2.27%	2.33%	2.61%	2.89%	3.02%	2.40%	3.09%
Net interest margin, fully taxable equivalent	2.36%	2.44%	2.67%	3.01%	3.12%	2.49%	3.25%
Efficiency ratio	114.55%	118.91%	115.04%	84.19%	91.51%	116.15%	86.56%
Noninterest expense to average assets	2.99%	4.57%	3.06%	2.86%	3.09%	3.55%	2.99%

Capital
Core capital ratio (1)	5.55%	5.40%	5.68%	6.59%	6.58%	5.55%	6.58%
Total risk-based capital ratio (1)	10.41%	10.10%	10.60%	10.68%	10.53%	10.41%	10.53%
Tier 1 risk-based capital ratio (1)	9.13%	8.81%	9.32%	9.41%	9.25%	9.13%	9.25%
Tangible capital ratio (1)	5.55%	5.40%	5.68%	6.59%	6.58%	5.55%	6.58%
Equity to total assets at end of period	4.31%	4.42%	4.80%	5.81%	5.77%	4.31%	5.77%
Tangible equity to tangible assets	4.27%	4.38%	4.77%	5.77%	5.72%	4.27%	5.72%
Book value per common share	$1.05	$1.26	$1.71	$2.16	$2.30	$1.05	$2.30
Tangible book value per common share	$1.02	$1.23	$1.68	$2.13	$2.27	$1.02	$2.27
Period-end market value per common share	$0.95	$0.80	$1.30	$0.51	$0.95	$0.95	$0.95
Period-end common shares outstanding	4,127,798	4,127,798	4,127,798	4,127,798	4,121,798	4,127,798	4,121,798
Average basic common shares outstanding	4,104,320	4,101,331	4,098,266	4,095,064	4,092,908	4,101,328	4,094,698
Average diluted common shares outstanding	4,104,320	4,101,331	4,098,266	4,095,064	4,092,908	4,101,328	4,094,698

Asset Quality
Nonperforming loans	$5,280	$7,152	$8,341	$10,057	$10,676	$5,280	$10,676
Nonperforming loans to total loans	3.19%	3.98%	4.43%	5.02%	5.02%	3.19%	5.02%
Nonperforming assets to total assets	2.88%	3.43%	4.03%	5.29%	4.54%	2.88%	4.54%
ALLL to total loans	4.20%	4.48%	5.00%	4.87%	4.73%	4.20%	4.73%
ALLL to nonperforming loans	131.72%	112.56%	112.90%	97.03%	94.20%	131.72%	94.20%
Net charge-offs	$1,502	$1,812	$1,746	$1,474	$634	$5,060	$4,336
Annualized net charge-offs to average loans	3.55%	3.92%	3.63%	2.85%	1.17%	3.70%	2.58%

Average Balances
Loans	$161,650	$175,567	$182,800	$196,732	$205,734	$173,339	$216,121
Assets	$266,734	$285,538	$286,301	$280,407	$287,829	$279,525	$286,329
Stockholders’ equity	$11,814	$13,190	$15,044	$16,287	$16,823	$13,349	$20,361

(1)	Regulatory capital ratios of CFBank